Exhibit 19

GOGO INC.

POLICY ON TRADING IN SECURITIES

Most Recently Revised on March 6, 2025

The Board of Directors (the “Board”) of Gogo Inc. (the “Company”) has adopted the following policy (the “Policy”), which concerns trading in the Securities of the Company or its affiliates, as well as trading in Securities of other companies. “Securities” means the common stock or debt securities (such as bonds or debentures) or any other equity securities (such as warrants, options or preferred stock) of, or derivative securities relating to, a company. This Policy applies to all directors, officers and employees of the Company, consultants and contractors who devote all or substantially all of their time to the Company, their immediate family members living in their households and other persons living in their households, as well as entities that any of the foregoing may control (“Company Associated Persons” or “you”). In addition, the Company may, at its discretion and on notice to you, designate as Company Associated Persons under this Policy, agents of the Company and other individuals with whom a Company Associated Person has significant contact. Sections III and IV of this Policy include special restrictions and procedures for “Designated Insiders” and “Section 16 Insiders,” as defined in those sections. The Audit Committee will review and may amend this Policy from time to time, subject to approval of the Board.

The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all your transactions in Securities conform to U.S. securities laws and avoid even the appearance of impropriety.

All Company Associated Persons must familiarize themselves with this Policy and abide by it. Violations of this Policy may result in civil and criminal penalties under U.S. securities laws, and in disciplinary action by the Company, up to and including termination of employment.

The obligations of the General Counsel of the Company hereunder may be delegated by the General Counsel, with the approval of the chairperson of the Audit Committee, to such other officers or members of the Legal Department of the Company as may be designated from time to time.

I. Prohibition Against Insider Trading and Tipping
 (Applies to All Company Associated Persons)

The term “insider trading” is not defined in any of the federal securities laws, but generally refers to trading in securities on the basis of material nonpublic information as further described below. The term “tipping” means sharing material nonpublic information with a third party, whether or not for compensation.

You may not, directly or indirectly, purchase, sell, or otherwise transfer Securities of the Company or its affiliates while in possession of material nonpublic information concerning the Company or its affiliates. Similarly, you may not trade in the Securities of another company while in possession of material nonpublic information about that company that you obtained in the course of your employment by the Company or a result of your relationship with the Company. In addition, you may not give material nonpublic information about the Company (or material nonpublic information about another company that you obtained in the course of your employment by the Company or a result of your relationship with the Company) to another person. You and any person to whom you provide any material nonpublic information would potentially be subject to fines and imprisonment. Insider trading and tipping are civil and criminal violations of law. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation) are no exceptions. Finally, you may not coordinate any sales of Securities of the Company with any share purchases by the Company.

Ensuring the confidentiality of nonpublic information is the single most important step to minimizing the risk of illegal insider trading and tipping. Therefore, all Company Associated Persons must ensure the confidentiality of information to which they have access. This means that unless the information is otherwise publicly available, you must limit access to that information to Company Associated Persons who have a reasonable need to know the information for the purpose of carrying out the assignment for which the information is furnished. Special confidentiality agreements may be required for others (including outside business associates, governmental agencies and trade associations), seeking access to material nonpublic information. For further information regarding when the Company requires a confidentiality agreement, please contact the General Counsel. Do not discuss business matters in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities.

Who is an Insider?

Anyone who possesses material nonpublic information about the Company or its affiliates that such person obtained directly or indirectly from the Company may be considered an “insider” under U.S. securities laws. Directors, executive officers and certain other employees are typically considered insiders. In addition, individuals outside of the Company can become temporary insiders by having a special confidential relationship with the Company resulting in access to material nonpublic information. Such persons can include, for example, outside attorneys, accountants, actuaries, consultants, advisors and bank lending officers. Additionally, this Policy applies to Company Associated Persons.

How is a “family member” defined for purposes of this Policy?

For purposes of this Policy, the term “family member” includes family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control.

What is Material Nonpublic Information?

The information is material.

Whether information is material is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight. There always is information about the Company or its affiliates that is not generally known to the public. This information is “material” if it would be likely to affect the stock price of the Company or its affiliates, or if it would be important to a reasonable investor in making a decision about whether to buy, hold or sell Securities of the Company or its affiliates. Either positive or negative information may be material. Note also that material information does not have to relate to the Company’s business. Here are some examples of information which, if not publicly known, could be material nonpublic information:

•
financial results and other earnings information;
•
financial forecasts and plans (including changes to or confirmations of such forecasts);
•
possible significant acquisitions, dispositions, joint ventures and other major transactions;
•
major personnel or management changes;
•
information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains);
•
the gain or loss of a significant customer or supplier;
•
a major lawsuit or governmental investigation;
•
significant cybersecurity incidents, vulnerabilities and/or breaches;
•
development of a significant new product or process;
•
significant labor disputes;
•
a change in auditor, substantial changes in accounting methodologies or auditor notification that an issuer may no longer rely on an audit report;
•
significant financings, including a new issuance of stock or debt or other such financing developments (e.g. defaults, repurchase plans, stock splits);
•
a possible change in control; or
•
any nonpublic information (even information not exclusively relating to the business of the Company or its affiliates) that could reasonably be expected to affect the price of Securities of the Company or its affiliates.

Courts often resolve close cases in favor of finding the information material. Therefore, Company Associated Persons should err on the side of caution.

The information is nonpublic.

Material information about the Company or its affiliates should be considered nonpublic unless there is a certainty that it is publicly available. For example, Company Associated Persons should assume that the information is not public unless the information has been disclosed in a press release, in a public filing (such as a report filed on Form 10-K, Form 10-Q, Form 8-K or proxy statement) made with the U.S. Securities and Exchange Commission (the “SEC”), or is available through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time has passed (generally, at least one full business day) so that the marketplace has had an opportunity to digest the information. Additionally, the information must be disseminated in some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

If you wish further clarification about whether particular information is publicly available, please contact the office of the General Counsel of the Company.

Company Associated Persons should keep in mind that the SEC rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

Is this Policy Limited to Trading in Securities of the Company or its affiliates?

No, the prohibition on insider trading in this Policy is not limited to trading in Securities of the Company or its affiliates. It is a violation of this Policy to trade in the Securities of another company if you have material nonpublic information about that company or you have material nonpublic information that could affect the share price of that company, where that information was obtained in the course of your employment by the Company or its affiliates. Another company may include, without limitation, any of the Company’s customers, vendors, an acquisition target, a company in the same industry, sector or subsector, or any other third-party company. It is important to recognize that you may come into possession of material nonpublic information concerning other companies in the ordinary course of your employment responsibilities. Remember that information that is not material to the Company or its affiliates may nevertheless be material to one of those other companies, and it is not permissible under this Policy for you to make personal use of material nonpublic information gained in the course of your employment.

Does the Policy Cover the Following Transactions?

•
Exercise of Employee Stock Options: The prohibitions on insider trading in this Policy do not apply to the exercise of an employee stock option (or similar option-like instruments issued by the Company). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•
Exercises of Tax Withholding Rights: The prohibitions on insider trading in this Policy do not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option, restricted stock or restricted stock unit (or other similar instruments issued by the Company) to satisfy tax withholding requirements. This Policy does apply, however, to any market sale for the purpose of generating the cash needed to pay taxes.

•
Transactions in Stock under the Company’s Employee Stock Purchase Plan: The prohibitions on insider trading in this Policy do not apply to the purchase of stock through the Company’s employee stock purchase plan (to the extent that the Company maintains such a plan) through regular payroll deductions. This Policy does apply, however, to the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock.

To be clear, where we state that the prohibitions on insider trading in this Policy “do not apply” to certain transactions above, we mean that you may engage in such transactions while you have material nonpublic information and/or are in any Trading Blackout Period covering you, since these transactions do not amount to insider trading. However, Designated Insiders and their Related Persons may still be required to seek pre-clearance for, and Section 16 Insiders may still be required to notify the Company of, these transactions. See Sections III and IV for more information.

II. Additional Transactions of Concern
(Applies to All Company Associated Persons)

A. Short Sales

Short sales1 of Securities of the Company or its affiliates evidence an expectation on the part of the seller that such Securities will decline in value, and signal to the market an absence of confidence in the short-term prospects of the Company or its affiliates. In addition, short sales may reduce the seller’s incentive to improve the performance of the relevant company. For these reasons, short sales of Securities of the Company or its affiliates are prohibited by this Policy. Moreover, Section 16(c) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) generally prohibits officers and directors from engaging in short sales.

B. Publicly Traded Options

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the equity of the Company or its affiliates and creates the appearance that the Company Associated Person is trading based on inside information. Transactions in options also may focus a Company Associated Person’s attention on short-term performance at the expense of the long-term objectives of the Company or its affiliates. Accordingly, transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market) with respect to the equity of the Company or its affiliates are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” section.)

C. Hedging Transactions

Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the applicable Security, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions with respect to Securities of the Company or its affiliates.

D. Pledging

Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase Securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade

1 A short sale is a sale of securities that the seller does not own but expects to be able to purchase in the market in the future at a lower price.

in our Securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material nonpublic information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

Therefore, no Company Associated Persons, whether or not in possession of material nonpublic information, may purchase the Company’s Securities on margin, or borrow against any account in which the Company’s Securities are held, or pledge the Company’s Securities as collateral for a loan. However, the Company may determine to grant exceptions to this prohibition if a person submits a request to pledge Company Securities as collateral for a loan (not including margin debt) and (1) clearly demonstrates the financial capacity to repay the loan without resorting to the pledged Securities and (2) specifies the percentage amount that the Securities being pledged represent of the total number of Company Securities held by the person making the request, as well as any other information requested by the Company. Requests for an exception must be submitted to the Company at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Company is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.

E. Bona Fide Gifts

A Company Associated Person may make a bona fide gift of Securities freely under this Policy, assuming, after reasonable inquiry, it has no reason to believe that the recipient intends to sell Securities at a time when the Company Associated Person would be prohibited from doing so. Additionally, all gifts are subject to pre-clearance in accordance with the procedures set forth under “Mandatory Pre-Clearance Procedure” below for Company Associated Persons covered thereby.

III. Special Trading Restrictions on Designated Insiders

Trading Blackout Periods

All Company Associated Persons must limit transactions in Securities of the Company or its affiliates to periods when they can reasonably be satisfied that there are no pending material nonpublic developments that might have a bearing on the market price of such Securities. In addition to this general prohibition applying to all Company Associated Persons, there are further trading restrictions on certain Company officers, directors and employees who routinely have access to material nonpublic information, specifically including (A) all directors of the Company, (B) the Chief Executive Officer (“CEO”) and all persons reporting directly to the CEO, (C) the Chief Financial Officer and all persons in the finance organization of the Company having access to the unreported consolidated financial results or projections of the Company, and (D) other management personnel having access to the Company’s unreported financial results and projections (collectively, “Designated Insiders”). A list of current Designated Insiders is maintained by the office of the General Counsel of the Company, which will update that list from time to time, as appropriate. Designated Insiders are advised of their status by the office of the General Counsel.

Designated Insiders, as well as their immediate family members, any other persons living in a Designated Insider’s household and any entities a Designated Insider may control (each, a “Related Person”), are not permitted to engage in any purchases, sales, gifts or any other transfers (including transfers pursuant to domestic relations orders) of Securities of the Company or its affiliates (other than the transactions explicitly carved out under Section I “Does the Policy Cover the Following Transactions?”) during certain blackout periods when, due to the Company’s circumstances, material nonpublic information may exist (“Trading Blackout Periods”). Trading Blackout Periods are as follows:

1.
During the period beginning on the 16th day of the last month of each fiscal quarter and ending after the first full trading day following the release of the Company’s quarterly or annual earnings results. The following describes the quarterly Trading Blackout Periods:

Open Trading Windows (unless a Blackout Period is in effect)
Fiscal Quarter	Beginning at 11:59 pm Mountain time:	Ending on:
Q1 = January through March	March 15	One full trading day after the public news release of earnings data for the prior fiscal quarter or year
Q2 = April through June	June 15
Q3 = July through September	September 15
Q4 = October through December	December 15

Examples of end of Quarterly Blackout Period for reference: If the release of quarterly or annual earnings is disclosed at:

•
6:00 a.m., Mountain Time, on a Monday (before the markets have opened at 7:30 a.m., Mountain Time), then trading may commence when markets open at 7:30 a.m., Mountain Time, on Tuesday, because Monday is a full trading day;
•
3 p.m., Mountain Time, on Monday (after the markets have closed at 2:30 p.m. Mountain Time) then trading may commence after 7:30 a.m., Mountain Time, on Wednesday (when the markets open), because Monday is not a full trading day; or
•
8:00 a.m., Mountain Time, on Monday (after the markets have already opened at 7:30 a.m., Mountain Time), then trading may commence when markets open at 7:30 a.m., Eastern Time, on Wednesday, because Monday is not a full trading day.

This is because you must wait ONE FULL TRADING DAY after the release of earnings to commence trading.

2.
The Company may on occasion issue interim earnings guidance and other potentially material information by way of press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed into the market (i.e., at least one full trading day after its public disclosure).

3.
Such other periods as to which Designated Insiders will be specifically advised on an “ad hoc” basis.

Rule 10b5-1 Plans

A Designated Insider may be able to trade in Securities of the Company or its affiliates during the restricted periods set forth above if the Designated Insider has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders to establish a defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, and is entered into at a point in time when the insider does not possess material nonpublic information. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Designated Insider would otherwise be blocked by a Trading Blackout Period or the possession of material nonpublic information.

A Designated Insider may wish to work with his or her broker to set up such a plan. Any Designated Insider’s Rule 10b5-1 plan must comply with Rule 10b5-1 under the Exchange Act and must (A) be in writing and in a form acceptable to the Company; (B) receive written pre-clearance from the General Counsel of the Company prior to the plan becoming effective; (C) specify the amount of, date(s) on and price(s) at which the Securities of the Company are to be traded or establish a formula for determining such items; (D) contain such terms and conditions as may be required by Rule 10b5-1; and (E) not be entered into during a Blackout Period or when the Designated Insider is in possession of material nonpublic information about the Company. In addition, any amendment or replacement of a Designated Insider’s Rule 10b5-1 plan must (A) receive written pre-clearance from the General Counsel of the Company prior to the amendment or replacement becoming effective and (B) be made during periods when trading is permitted in accordance with this Policy.

A Rule 10b5-1 plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated Rule 10b5-1 plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before the Company announces material news, and the investing public and media may not understand the nuances of trading pursuant to a Rule 10b5-1 plan. This could result in negative publicity for you and the Company if the SEC or The Nasdaq Stock Market were to investigate your trades.

Mandatory Pre-Clearance Procedure

Members of the Pre-Clearance Group, a current list of which is maintained by the office of the General Counsel of the Company and updated from time to time, as appropriate, and any Related Person may not engage in any transaction involving Securities of the Company or its affiliates without first obtaining pre-clearance of the transaction from the office of the General Counsel of the Company. This includes all transactions in Securities of the Company, including purchases, sales, gifts, other transfers, option exercises and exercises of tax withholding rights (even if explicitly carved out under Section I “Does the Policy Cover the Following Transactions?”). Members of the Pre-Clearance Group are advised of their status by the General Counsel. A request for pre-clearance should be submitted to the office of the General Counsel at least five business days before the proposed transaction. The office of the General Counsel will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within five calendar days from the date of approval or such other time period agreed to by the office of the General Counsel, it must be re-approved before it may be consummated at a later date. The office of the General Counsel may take into account various factors in determining whether to grant a request for pre-clearance, including whether the Company is engaged in a share repurchase plan.

Transactions effected pursuant to Company-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining the dates, prices and amounts. Any member of the Pre-Clearance Group or Related Person who effects a transaction pursuant to such a plan (or his or her broker) must, however, report the specific transaction to the office of the General Counsel of the Company no later than the day on which such person finds out the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient “notice.”

IV. Section 16 Insiders

Section 16 of the Exchange Act and the regulations thereunder require officers, directors and 10% stockholders of the Company (“Section 16 Insiders”) to report to the SEC numerous types of transactions in Company equity. For purposes of determining an individual’s status as a “10% beneficial owner,” the Exchange Act Section 13(d) definition applies (i.e., any person or group having sole or shared voting or investment power, or the ability to obtain such within 60 days through the exercise of any option or right). Such reporting is generally made on an SEC-prescribed document known as a “Form 4.”

The required reporting of transactions in Company equity by Section 16 Insiders requires timely communication between those individuals and the Company. Each Section 16 Insider must notify the office of the General Counsel five business days prior to the day on which such insider effects any transaction in Company equity.

Reminders and Alerts; Power of Attorney

Because the risk of late Form 4 filings and filings containing inaccurate information is considerable, and because of heightened public scrutiny, we will be sending to Section 16 Insiders periodic preventive reminders and alerts during the course of the year. In addition, in order to enable the Company to prepare and file Forms 4 on a timely basis, Section 16 Insiders must sign and return a power of attorney, in the form provided by the office of the General Counsel.

Use of Brokers by Section 16 Insiders

We require that Section 16 Insiders and their brokers sign a Broker Instruction/Representation in the form provided to Section 16 Insiders or otherwise approved by the office of the General Counsel, which imposes two requirements on the broker handling transactions by Section 16 Insiders in equity of the Company or its affiliates:

1.
To not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
(a)
first verifying with the Company that the transaction was pre-cleared; and
(b)
complying with the brokerage firm’s compliance procedures, including with respect to Rule 144.
2.
To report by the close of business on the same day as the execution of the transaction to the Company via telephone and in writing (via e-mail or fax) the details of every transaction involving equity of the Company or its affiliates including gifts, transfers, pledges, and all 10b5-1 transactions.

Section 16 Insiders should sign and have their brokers sign a Broker Instruction/Representation Form provided by the office of the General Counsel, so that we can establish a coordinated procedure with their brokers. Because it is the legal obligation of the trading person to cause their Section 16 filings to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

V. Post-Termination Transactions

This Policy continues to apply to your transactions in Securities of the Company or its affiliates even after you are no longer employed by the Company. If you are in possession of material nonpublic information, including in a Trading Blackout Period to the extent applicable to you, when your employment terminates, you may not trade in such Securities until that information has become public or is no longer material. Additionally, unless notified otherwise by the General Counsel, Section 16 Insiders remain subject to the pre-clearance procedures set forth in Section III above for six months after the termination of their status as Section 16 Insiders.

VI. Assistance with Compliance

The ultimate responsibility for adhering to this Policy and avoiding improper Securities transactions rests with each Company Associated Person. If you violate this Policy the Company may take disciplinary action against you, up to and including dismissal for cause.

Any Company Associated Person who has any questions regarding this Policy or who is unsure whether information relating to the Company, its affiliates or any other publicly traded company is “material,” or whether it has been disclosed to the public, should contact the office of the General Counsel of the Company before taking any action. You should not try to resolve these issues on your own, as the rules relating to insider trading are complex and violations can result in severe consequences.

VII. No Third Party Beneficiaries

This Policy has been adopted to protect the good name, reputation, franchises, assets, businesses and prospects of the Company and its affiliates. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others having business relations with such entities.

Attestation and Acknowledgment of Policy

You must review and sign the acknowledgment below and return to the Company’s Legal Department as soon as possible. By my signature below, I acknowledge that:

1.
I have received and read this Policy, and
2.
I will comply with this Policy for as long as I am subject to this Policy.

Signature:

Name (printed):

Date:

Annex A

Gogo Inc.

Request for Approval to Trade Securities

Type of Security [check all applicable boxes]

•
Common stock
•
Preferred stock
•
Restricted stock
•
Stock option

Number of Shares ____________________

Proposed Date of Transaction ____________________

Type of Transaction

•
Stock option exercise – Exercise Price $_______/share

Exercise Price paid as follows:

•
Broker’s cashless exchange
•
cash
•
pledge
•
other _____________________

Withholding tax paid as follows:

•
Broker’s cashless exchange
•
cash
•
other _____________________
•
Purchase
•
Sale
•
Gift
•
Other _____________________________

Broker Contact Information

Company Name ___________________________________________

Contact Name ___________________________________________

Telephone ___________________________________________

Email Address ___________________________________________

Account Number ___________________________________________

Social Security or other Tax Identification Number __________________________

Current Status at Gogo (check all applicable boxes)

•
Executive Officer
•
Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4 _____________________________________

•
A Form 144 is necessary to effect the trade for which I seek pre-clearance here, and I have confirmed with my broker that it will be filed with the SEC (a Form 144 is required if the amount of securities to be sold in reliance upon this rule during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000).

Date of filing of last Form 144 _____________________________________

I am not currently in possession of any material nonpublic information relating to Gogo and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material nonpublic information regarding Gogo arises and, in the reasonable judgment of Gogo, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

I also hereby certify that:

•
if the trade being pre-cleared requires a Form 144, I will make reasonable best efforts to file or cause my broker to file timely a Form 144 as required by Rule 144 under the Securities Act of 1933, as amended;
•
if I have a Rule 10b5-1 plan in effect, I will act in good faith with respect to such plan, and the transaction(s) contemplated by this request do not and are not intended to alter, manipulate, hedge and/or reduce or eliminate the economic consequence of any transactions contemplated by the Plan; and
•
if I am an executive officer or director, I will not coordinate any of my sales with, or hedge any of them against, Company share repurchases.

Signature _____________________________ Date ________________________

Print Name ____________________________

Telephone Number and Email Address Where You May Be Reached

________________________ ________________________

•
Request Approved (transaction must be completed within two business days after approval, and must not be completed during a Trading Blackout Period (as defined in Gogo Inc.’s Policy on Trading in Securities).
•
Request Denied
•
Request Approved with the following modification __________________________

Signature _____________________________ Date _____________________________]

2